EXHIBIT 10.4

NON-COMPETITION AGREEMENT

      NON-COMPETITION AGREEMENT, dated as of December 17, 2004 (this “Agreement”), between ISPAT INTERNATIONAL N.V., a company organized under the laws of The Netherlands (the “Company”), and Mr. Lakshmi N. Mittal (the “Shareholder” and, together with the Company, the “Parties”).

      WHEREAS, the Shareholder and certain members of his family are the ultimate beneficial owners of all of the issued and outstanding shares of Richmond Investment Holdings Limited, a company organized under the laws of the British Virgin Islands (“Richmond”);

      WHEREAS, the Company and Richmond have entered into an Acquisition Agreement, dated as of October 24, 2004 (the “Acquisition Agreement”; capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Acquisition Agreement), which provides, upon the terms and subject to the conditions thereof, for the acquisition by the Company from Richmond, or such Person as Richmond shall direct, of all of the issued and outstanding share capital of LNM Holdings N.V., a company organized under the laws of The Netherlands Antilles;

      WHEREAS, the Acquisition Agreement provides that, as a condition to the Completion, Richmond shall, on or prior to the Completion, have delivered to the Company this Agreement, duly executed by the Shareholder; and

      WHEREAS, but for the agreement of Richmond to deliver to the Company, on or prior to the Completion, this Agreement, duly executed by the Shareholder, the Company would not have entered into the Acquisition Agreement;

      NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein and in the Acquisition Agreement, and intending to be legally bound hereby, the Shareholder hereby agrees as follows:

1. Non-Competition. (a) For a period commencing upon the date hereof and expiring June 30, 2007, the Shareholder shall not, without the consent of the Audit Committee of the Company as then constituted, directly or indirectly, acquire an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as an officer, employee, partner, shareholder, consultant or otherwise, any Person anywhere in the world that engages in the business of manufacturing, producing or supplying iron ore, coke, iron, steel or iron or steel products (a “Competitor”).

(b) Notwithstanding the foregoing, (i) the Shareholder shall not be prohibited from lending money to any one borrower up to a maximum amount equal to the lesser of US$20 million and 10 percent of such borrower’s consolidated net worth, (ii) the Shareholder shall not be prohibited from participating in trade and industry associations, (iii) ownership of securities having no more than (A) five percent of the outstanding voting power of any Competitor that is listed on a national securities exchange anywhere in the U.S., Canada or Europe or (B) ten percent of the outstanding voting power of any Competitor that is listed on a national securities exchange anywhere else in the world, shall not be deemed to be in violation of this Section 1 as long as the Shareholder does not have any other connection or relationship with such Competitor, (iv) the Company shall not be deemed to be a Competitor and (v) Pt. Ispat Indo, a company organized under the laws of Indonesia (“Indo”), shall not be deemed to be a Competitor so long as Indo does not (A) own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or become connected with, as a partner, shareholder, consultant or otherwise, any Competitor carrying on business outside Indonesia (provided that Indo may own an equity interest in any joint venture so long as Indo’s direct and indirect equity or partnership interest therein does not exceed 20 percent and is not the largest equity or partnership interest therein) or (B) own, manage or operate any material assets located outside Indonesia and relating to the business of manufacturing, producing or supplying iron ore, coke, iron, steel or iron or steel products.

(c) The Shareholder acknowledges that this Section 1 constitutes an independent covenant that shall not be affected by performance or nonperformance of any provision of the Acquisition Agreement by the Company. The Shareholder has independently consulted with his counsel and after such consultation agrees that the covenants set forth in this Section 1 are reasonable and proper.

2. Representations and Warranties of the Shareholder. As an inducement to the Company to enter into this Agreement and the Acquisition Agreement, the Shareholder hereby represents and warrants to the Company that this Agreement has been duly executed and delivered by the Shareholder and, assuming the due authorization, execution and delivery hereof by the Company, constitutes the legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms.

3. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 3):

if to the Company:

Mittal Steel Company N.V.

15th Floor, Hofplein 20
3032 AC Rotterdam
The Netherlands
Facsimile No.: +31-10-217-8850
Attention: Company Secretary

with a copy to:

Mittal Steel Company N.V.

Berkeley Square House
7th Floor
Berkeley Square
London W1X 5PN
United Kingdom
Facsimile No.: +44-20-7412-0203
Attention: General Counsel

with a further copy to:

Shearman & Sterling LLP

599 Lexington Avenue
New York, New York 10022
USA
Facsimile No: +1-212-848-7179
Attention: W. Jeffrey Lawrence

if to the Shareholder:

Mr. Lakshmi N. Mittal

c/o LNM Holdings N.V.
Berkeley Square House
7th Floor
Berkeley Square
London W1X 5PN
United Kingdom
Facsimile No.: +44-20-7629-7993

4. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

5. Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by (i) the Shareholder without the prior written consent of the Company or (ii) the Company without the prior written consent of the Shareholder; provided, however, that the Company may assign this Agreement or any of its rights and obligations hereunder to one or more of its Affiliates without the consent of the Shareholder.

6. Specific Performance. The Parties agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

7. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of The Netherlands.

8. Dispute Resolution. (a) Any dispute, controversy, claim or difference of any kind arising out of or in connection with this Agreement or the transactions contemplated hereby (a “Dispute”) shall be finally settled under the then existing Rules of Arbitration of the International Chamber of Commerce (the “ICC”), as modified by this Section 8, by three arbitrators (collectively, the “Arbitral Tribunal”) appointed in accordance with such Rules of Arbitration as so modified. Of the three arbitrators, the Company shall nominate one (1) arbitrator, the Shareholder shall nominate one (1) arbitrator, and the third arbitrator, who will act as chair of the Arbitral Tribunal, will be appointed pursuant to the Rules of Arbitration of the ICC.

(b) The Arbitral Tribunal shall not award punitive damages.

(c) Any arbitration hereunder shall be conducted as follows:

(i) All proceedings in such arbitration shall be conducted in English and transcripts of such proceedings shall be prepared in English.

(ii) The site of the arbitration shall be Amsterdam, The Netherlands.

(iii) Each Party shall bear its own costs in such arbitration, subject to the Arbitral Tribunal’s authority to apportion such costs as part of the arbitral award.

(iv) The arbitral award shall be final and binding on the Parties, and the Parties agree to comply with such arbitral award.

(v) Any arbitral award in such arbitration may be recognized and enforced by any court of competent jurisdiction.

(d) Notwithstanding the foregoing, nothing in this Section 8 shall preclude either of the Parties from applying for injunctive relief in summary proceedings (kort geding) before any court of competent jurisdiction.

      IN WITNESS WHEREOF, the Shareholder has duly executed this Agreement and the Company has caused this Agreement to be executed by its officers thereunto duly authorized, in each case as of the date first above written.

ISPAT INTERNATIONAL N.V.

By	/s/ HENK SCHEFFER

Name:
Title:

By

Name:
Title:

/s/ LAKSHMI N. MITTAL

Lakshmi N. Mittal